Exhibit 10.12

Audience Network Terms

These Audience Network Terms (“Audience Network Terms”) are made and entered into by and between Facebook, Inc. and Facebook Ireland Limited (“FB”) and the person or entity accepting these Audience Network Terms (“Publisher”). These Audience Network Terms are deemed accepted and agreed to by Publisher on the date that Publisher indicates its assent to these Audience Network Terms by clicking “agree” or “ accept” (the “Effective Date”). If you are accepting on behalf of a legal entity, you represent and warrant that you are an authorized representative of such entity with the authority to bind it to these Audience Network Terms.

1.              General Terms. FB will work with Publisher to facilitate the placement of third party and/or FB advertisements or other commercial or sponsored content (“Ads”) on certain of Publisher’s properties, which may include Publisher’s mobile applications, mobile websites and video players on approved websites and apps, as set forth in the Audience Network Policy (as defined below) and approved by FB in its sole discretion (“Publisher Properties”). If applicable, FB will work with Publisher to facilitate the placement of Ads on Publisher’s articles displayed on Facebook through use of Facebook Instant Articles (“Publisher Instant Articles”) or Publisher’s instant games displayed through Facebook’s products or services through use of Facebook Instant Games (“Publisher Instant Games”, together with Publisher Instant Articles, “Publisher Instant Properties”). Publisher agrees that these Audience Network Terms will apply to any use by Publisher of the Audience Network Service (defined below); provided, however, that Section 3 will not apply to Publisher’s use of the Audience Network Service for Publisher Instant Articles. As between FB and Publisher, FB retains exclusive ownership of the Audience Network Service (which, for clarity, excludes Publisher Properties and Publisher Instant Properties).

2.              Audience Network Participation. Publisher agrees that FB may serve Ads on the Publisher Properties and Publisher Instant Properties (the “Audience Network Service”). Publisher will participate in the Audience Network Service during the Term in accordance with these Audience Network Terms. Publisher (a) understands and agrees that FB may change, withdraw, or discontinue the Audience Network Service in its sole discretion and FB will use good faith efforts to provide Publisher with notice of the same; and (b) agrees that to the extent Publisher elects to report to FB problems, issues, ideas, feedback and suggestions for enhancements to and improvements to performance of the Audience Network Service (“Program Feedback”), such Program Feedback is entirely voluntary on part of Publisher and may be used without obligation of any kind to Publisher.

3.              Implementation

1.              Publisher will comply with the Audience Network Service specifications provided by FB from time-to-time to enable proper delivery, display, tracking and reporting of Ads, including without limitation, by not modifying, misusing or deriving data from the technology (e.g., the FB SDK, FB tags, or FB API’s, as applicable) provided to Publisher by FB (the “FB Tools”). FB may modify, suspend, or terminate your access to, or discontinue the availability of the FB Tools at any time.

2.              With respect to the Publisher Properties and Publisher Instant Games, Publisher will integrate the applicable FB Tools provided by FB in connection with the Audience Network Service as soon as reasonably practicable. During the Term, if FB provides an updated version of the FB Tools, Publisher will update the Publisher Properties and Publisher Instant Games to include the updated version of such FB Tools as soon as reasonably practicable.

3.              Publisher will comply with FB’s Audience Network Policy (currently available at https://developers.facebook.com/docs/audience-network/policy) (the “Audience Network Policy”) and FB’s Platform Policy (currently available at https://developers.facebook.com/policy/). Publisher will be solely responsible for all aspects of the Publisher Properties and Publisher Instant Games, including all content therein.

4.              Any placement of Ads on the Publisher Properties and Publisher Instant Games will be subject to the Audience Network Policy.

4.              Payment.

1.              Each month during the Term, for all Publisher Properties and Publisher Instant Properties on which Ads were displayed during the previous month, FB will pay Publisher a percentage of Net Revenue (defined below) arising from such Publisher Properties and Publisher Instant Properties for the previous month as solely determined by FB. All payments will be made in accordance with this Section 4.1 unless otherwise agreed to by FB in writing. “Net Revenue” means (a) the amounts actually collected by FB from advertisers for Ads displayed on Publisher Properties and Publisher Instant Properties, minus (b) deductions for fraud, bad debt, chargebacks, refunds, credit card processing fees, and any other third party fees. Publisher agrees to accurately complete and timely provide to FB any forms or documentation that FB determines is required to set up payment to Publisher, and Publisher may update such payment information upon notice to FB provided that such information is complete and accurate and Publisher has the requisite authority to provide such information. Subject to the foregoing, approximately 21 days following the end of the calendar month in which the transaction occurred, FB will pay Publisher the Net Revenue associated with such calendar month. In the event a payment from FB to Publisher for any given pay period would be less than One Hundred United States Dollars ($ 100.00), FB reserves the right to roll such payment over month to month until such threshold is met (unless Publisher’s account is being deactivated or terminated), at which time FB will make the applicable payment to

Publisher. FB reserves the right to deduct from any payments due or payable to Publisher any amounts that are past due and remain uncollected by FB from Publisher in connection with any other FB product or service.

2.              Publisher will not, and will not authorize or encourage any third party to, directly or indirectly, generate impressions, clickthroughs, conversions or other actions with respect to an Ad through any automated, deceptive, fraudulent or otherwise invalid means, including through repeated manual clicks, the use of “robots” or other automated tools, or by payment of money, false representation, or any illegal or otherwise invalid for end users to take actions with respect to an Ad. Notwithstanding anything to the contrary in these Audience Network Terms, FB will not be liable for any payment (a) based on such fraudulent activity or invalid activity, as determined by FB in its discretion, or (b) in the event of any breach by Publisher of these Audience Network Terms (including the Audience Network Policy) during any applicable pay period. FB reserves the right to withhold payment or charge back Publisher’s account due to any of the foregoing pending FB’s investigation, or in the event that an advertiser whose Ads are displayed in connection with Publisher Properties or Publisher Instant Properties defaults on payment for such Ads. FB’s records and figures will be used to determine all payments.

3.              Publisher will provide FB with applicable tax forms, documents, or certifications as may be required by applicable law for FB to satisfy any information reporting and/or withholding tax obligations with respect to any payments hereunder. Where applicable, Publisher agrees that Publisher will be solely responsible for compliance with local tax regulations. Where applicable within the European Union, Publisher (A) agrees that FB will prepare and issue VAT invoices under self-billing arrangement, (B) acknowledges and accepts the validity of such self-billed invoices, and (C) agrees that Publisher will be responsible for timely remittance to applicable tax authorities of any tax amounts on such self-billed invoices that were paid to Publisher by FB.

5.              Privacy and Data.

1.              With respect to Publisher Properties, Publisher will (a) comply with all applicable privacy and data laws and regulations and industry and government guidelines (including but not limited to, the Children’s Online Privacy Protection Act (COPPA) and the Digital Advertising Alliance’s Self-Regulatory Principles); and (b) provide (i) robust and sufficiently prominent notice to and obtain the necessary consent in accordance with applicable laws from users regarding the collection, sharing and use of data by FB and its affiliates that, at a minimum, includes a clear and prominent notice that third parties, including FB, may use cookies, web beacons, and other storage technologies to collect or receive information from Publisher Properties and use that information to provide measurement services and target ads, (ii) information on how users can opt-out of the collection and use of information for ad targeting, and (iii) information on where a user can access a mechanism for exercising such choice (e.g., providing links to: http://www.aboutads.info/choices and http://www.youronlinechoices.eu). In jurisdictions that require informed consent for the storing and accessing of cookies or other information on an end user’s device (such as but not limited to the European Union), Publisher must ensure, in a verifiable manner, that an end user provides any necessary consent before Publisher uses the FB Tools to enable FB to store and access cookies or other information on the end user’s device. (For suggestions on implementing consent mechanisms, visit Facebook’s Cookie Consent Guide for Sites and Apps).

2.              Publisher will not collect or store any data collected, derived or obtained from any Ad or use of the Audience Network Service (“FB Advertising Data”), except solely as necessary to implement the Audience Network Service in accordance with these Audience Network Terms. Without limiting the generality of the foregoing restriction, Publisher agrees that it will not (a) collect, store, or use any information about any user derived from the Ad served by FB to such user on the Publisher Properties and Publisher Instant Properties, including information derived from the content of the Ad creative, a user’s engagement with the Ad, or the content accessed by a user after navigating to the Ad landing page; (b) use (i) data from the Audience Network Service to categorize a user of Publisher Properties as a FB user, (ii) identifiers provided by FB to retarget users or deliver advertising based on user behaviors apart from the Audience Network Service, or (iii) any FB Advertising Data to build or enhance profiles, including any profiles associated with any personally identifiable information, mobile device identifier, or other unique identifier that identifies any particular individual, user, browser, computer or device; or (c) directly or indirectly, transfer or sell any FB Advertising Data to any third party. FB will comply with its own publicly-posted privacy policy in connection with FB’s performance under these Audience Network Terms. In addition, with respect to Publisher Properties, Publisher will (y) deploy administrative, physical and technical safeguards that prevent unauthorized access to any FB Advertising Data in its possession or control; and (z) provide FB with reasonably prompt written notice as soon as it becomes aware that it has or is likely to breach any of the terms set forth in this Section. To the extent that FB processes personal data through Publisher Properties to provide the Audience Network Service subject to the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), FB acknowledges that it is a data controller of that personal data.

6.              Confidentiality. “Confidential Information” of a party means any and all nonpublic product plans or business plans disclosed by such party to the other party in connection with the Audience Network Service, and that is marked or designated as confidential at the time of disclosure. During and after the Term, each party (a) will use the same degree of care to protect the Confidential Information of the other party as it uses to protect its own most highly confidential information, but in no circumstances less than reasonable care;

and (b) will not disclose the Confidential Information of the other party to any person or entity other than its officers, employees, and consultants who need access to such Confidential Information to effect the intent of these Audience Network Terms and who are bound by written confidentiality obligations consistent with this Section. The foregoing confidentiality obligations impose no obligations with respect to information which: (w) was in a party’s possession before receipt from the other party; (x) is or becomes a matter of public knowledge through no fault of a party; (y) was rightfully disclosed to a party by a third party without restriction on disclosure; or (z) is developed by a party without use of the Confidential Information of the other party as can be shown by documentary evidence. A party may make disclosures to the extent required by law or court order, provided such party makes commercially reasonable efforts to provide the other party with notice of such disclosure as promptly as possible and provides reasonable cooperation to the other party in connection with any attempt to contest or limit such disclosure. Without limiting the foregoing, Publisher will not issue any press release or otherwise make any public statements or disclosures (including to the internet press, e.g., any blogs) regarding these Audience Network Terms and the transactions contemplated hereby or consummated hereunder or about the relationship of the parties without the prior written approval of FB.

7.              Term and Termination. The term of these Audience Network Terms will begin on the Effective Date and continue until terminated in accordance with this Section 7 (“Term”). These Audience Network Terms may be terminated by either party with or without cause immediately upon written notice to the other party; provided, however, that if Publisher provides written notice of termination, such termination will be deemed effective only after Publisher ceases to use the Audience Network Service. Sections 2.b and 5–8 of these Audience Network Terms will survive any termination or expiration of the Audience Network Terms.

8.              Miscellaneous. These Audience Network Terms govern Publisher’s use of the Audience Network Service. The Audience Network Service (including the FB Tools) is part of “Facebook” under FB’s Terms of Service (currently at https://www.facebook.com/legal/terms/update, the “Terms of Service”), which is incorporated herein by reference, and Publisher’s use of the Audience Network Service (including the FB Tools) is deemed part of Publisher’s use of and actions on “ Facebook.” In the event of any conflict or inconsistency between the provisions of these Audience Network Terms and the provisions of the Terms of Service, the provisions of these Audience Network Terms will control, but only with respect to the subject of these Audience Network Terms. The provisions of the Terms of Service will survive any termination or expiration of these Audience Network Terms to the extent Publisher continues to use any other features or services of FB thereafter. FB may update or modify these Audience Network Terms with thirty (30) days prior written notice to Publisher (via email or by posting notice on the FB site), provided that Publisher may elect to terminate during such thirty (30) day period with written notice to FB, which termination shall be effective at the end of such period. Publisher’s continued use of the Audience Network Service after such period will be deemed Publisher’s acceptance of the updated Audience Network Terms.

Last Modified April 30, 2018